Amendment No. 1 to Amended and Restated Distribution Agreement

This Amendment No. 1, dated as of June 6, 2018 (the “Effective Date”), to the Amended and Restated Distribution Agreement (this “Amendment”), by and between ETF Managers Trust, a Delaware statutory trust (the “Trust”), and ETFMG Financial, LLC, a New Jersey limited liability company, having its principal place of business at 30 Maple Street, Suite 2, Summit, New Jersey 07901 (the “Distributor”).

WHEREAS, the Trust and the Distributor entered into an Amended and Restated Distribution Agreement dated as of December 26, 2017, as in effect prior to giving effect to this Amendment (the “Agreement”); and

WHEREAS, the Trust and the Distributor wish to amend the Agreement to add a Fund to be offered under the Trust.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1. Effective as of June 13, 2018, Appendix A (List of Fund(s)) of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A (List of Fund(s)) attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

ETF MANAGERS TRUST	ETFMG FINANCIAL LLC

By: /s/ Sam Masucci	By: /s/ Sam Masucci
Name: Sam Masucci	Name: Sam Masucci
Title: CEO & CMO	Title: CEO

APPENDIX A

LIST OF FUND(S)

Fund	Ticker Symbol
ETFMG Prime Cyber Security ETF	HACK
ETMFG Prime Junior Silver ETF	SILJ
ETFMG Prime Mobile Payments ETF	IPAY
ETFMG Alternative Harvest ETF	MJ
BlueStar TA-BIGITech™ Israel Technology ETF	ITEQ
Etho Climate Leadership U.S. ETF	ETHO
ETFMG Drone Economy Strategy ETF	IFLY
ETFMG Video Game Tech ETF	GAMR
Spirited Funds/ETFMG Whiskey & Spirits ETF	WSKY
Emerging AgroSphere ETF	WEED
AI Powered Equity ETF	AIEQ
Rogers AI Global Macro ETF	BIKR